UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 8, 2014

Virtus Investment Partners, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10994	95-4191764
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Pearl St., Hartford, CT	06103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(800) 248-7971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

On October 8, 2014, the Board of Directors of Virtus Investment Partners (the “Company”) elected Ms. Melody L. Jones and Mr. Stephen T. Zarrilli as directors of the Company. Ms. Jones currently is the Chief Administrative Officer of CEB. Mr. Zarrilli currently is the President and CEO of Safeguard Scientifics, Inc. The Board appointed Ms. Jones to its Compensation Committee and appointed Mr. Zarrilli to its Audit Committee.

Ms. Jones and Mr. Zarrilli will each be compensated for their service on the Board in accordance with the Company’s standard compensation policies and practices for non-employee directors, the components of which were disclosed in the Company’s Proxy Statement for its 2014 Annual Meeting of Shareholders dated April 3, 2014. As a portion of their compensation, Ms. Jones and Mr. Zarrilli each also received a grant of common stock upon the effectiveness of their election to the Board in the amounts of 294 and 304 shares, respectively.

There are no arrangements or understandings between either Ms. Jones or Mr. Zarrilli and any other person pursuant to which she or he was selected as a director.

A press release announcing the election of Ms. Jones and Mr. Zarrilli as directors, as described above, is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release of Virtus Investment Partners, Inc., dated October 9, 2014.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS INVESTMENT PARTNERS, INC.

Dated: October 9, 2014	By:	/s/ Mark S. Flynn
		Name:	Mark S. Flynn
		Title:	Executive Vice President, General Counsel and Secretary